EXHIBIT 99.1

Whole Foods Market Recommends Shareholders Reject TRC Capital's "Mini-Tender" Offer

AUSTIN, Texas, Oct. 6, 2014 (GLOBE NEWSWIRE) -- Whole Foods Market has been notified of an unsolicited mini-tender offer by TRC Capital Corporation (TRC Capital) to purchase up to 3,000,000 Whole Foods Market common shares, or approximately 0.83% of the common shares outstanding as of September 28, 2014, at a price of $36.25 per share. Whole Foods Market does not endorse this unsolicited mini-tender offer and recommends that shareholders reject the offer and do not tender their shares in response to the offer.

Shareholders are cautioned that the mini-tender offer has been made at a price below market, representing a discount of approximately 4% to the closing price of Whole Foods Market shares on October 1, 2014, the last trading day before the mini-tender offer was commenced. In addition, the offer is highly conditional. TRC Capital's offer states that it may terminate the offer if, among other things, there is a decrease in the market price of Whole Foods Market shares or if TRC Capital is unable to obtain sufficient financing to consummate the mini-tender offer.

Whole Foods Market is not associated with TRC Capital, its mini-tender offer or the mini-tender offer documentation. The TRC Capital mini-tender offer is also not related to Whole Foods Market's own previously announced authorization to repurchase up to $1 billion of its common shares through August 1, 2016.

TRC Capital has made similar unsolicited mini-tender offers for shares of other public companies. Mini-tender offers are designed to seek less than 5% of a company's outstanding shares, thereby avoiding many disclosure and procedural requirements applicable to most bids under United States securities laws.

The U.S. Securities and Exchange Commission (SEC) has published investor tips regarding mini-tender offers on its website at: http://www.sec.gov/investor/pubs/minitend.htm. The SEC states: "[s]ome bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price." Whole Foods Market also encourages brokers and dealers, as well as other market participants, to review the SEC's letter regarding broker-dealer mini-tender offer dissemination and disclosures on the SEC's website at: http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

Whole Foods Market urges investors to obtain current market quotations for their shares, consult with their broker or financial advisor and exercise caution with respect to TRC Capital's offer. According to TRC Capital's offer documents, Whole Foods Market shareholders who have tendered shares may withdraw their shares at any time before the offer expires (which is at 12:01 a.m. New York City time on October 31, 2014, unless the offering period is extended), and, if their shares have not been accepted for payment, shareholders may withdraw their shares at any time after November 10, 2014 until TRC Capital accepts the shares for payment. According to TRC Capital's offer documents, once shares are accepted for payment upon expiration of the offer, however, shareholders will no longer be able to withdraw them.

Whole Foods Market requests that a copy of this news release be included with all distributions of materials relating to TRC Capital's mini-tender offer related to Whole Foods Market Shares.

About Whole Foods Market

Founded in 1978 in Austin, Texas, Whole Foods Market (wholefoodsmarket.com) is the leading retailer of natural and organic foods and America's first national "Certified Organic" grocer. In fiscal year 2013, the Company had sales of approximately $13 billion and currently has over 386 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs more than 80,000 team members and has been ranked for 17 consecutive years as one of the "100 Best Companies to Work For" in America by Fortune magazine.

CONTACT: Erica Goldbloom
         Shareholder Services
         (512) 542-0204